================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 2)

                                   ----------

                        SUNGLASS HUT INTERNATIONAL, INC.
                                (Name of Issuer)

Common Stock, $.01 par value per share                            86736F106
  (Title of class of securities)                                (CUSIP number)


                            Gary K. Duberstein, Esq.
                             Greenway Partners, L.P.
                           277 Park Avenue, 27th Floor
                            New York, New York 10172
                                 (212) 350-5100
            (Name, address and telephone number of person authorized
                     to receive notices and communications)


                                September 7, 1999
             (Date of event which requires filing of this statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7 for other parties to whom copies are to be sent.


                         (Continued on following pages)


                              (Page 1 of 16 pages)

================================================================================


NY2:\809540\01\HCN801!.DOC\56392.0003

----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 2 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------
       1       NAME OF REPORTING PERSON                                            GREENWAY PARTNERS, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO.                                   13-3714238
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                                   WC, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                            Delaware

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                      1,300,000
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                            0
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                 1,300,000
    REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                                       0

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                         1,300,000

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  2.8%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              PN

----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 3 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            GREENTREE PARTNERS, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO.                                   13-3752875
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                                   WC, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                            Delaware

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                        228,000
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                            0
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                   228,000
    REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                                       0

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                           228,000

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  0.5%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              PN

----------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 4 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            GREENHOUSE PARTNERS, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO.                                   13-3793447
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                               WC, AF, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                            Delaware

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                              0
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                    1,300,000
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                         0
   REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                               1,300,000

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                         1,300,000

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  2.8%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              PN

----------------------------------------------------------------------------------------------------------------------------------



----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 5 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            GREENHUT, L.L.C.
               S.S. OR I.R.S. IDENTIFICATION NO.                                   13-3793450
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                               WC, AF, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                            Delaware

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                              0
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                      228,000
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                         0
   REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                                 228,000

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                           228,000

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  0.5%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              OO

----------------------------------------------------------------------------------------------------------------------------------



----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 6 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            GREENBELT CORP.
               S.S. OR I.R.S. IDENTIFICATION NO.                                   13-3791931
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                                       OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                            Delaware

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                      2,360,600
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                            0
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                 2,360,600
   REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                                       0

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                         2,360,600

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  5.1%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              CO

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 7 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            GREENSEA OFFSHORE, L.P.
               S.S. OR I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                                   WC, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                      Cayman Islands

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                      1,300,000
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                            0
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                 1,300,000
    REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                                       0

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                         1,300,000

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  2.8%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              PN

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 8 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            GREENHUT OVERSEAS, L.L.C.
               S.S. OR I.R.S. IDENTIFICATION NO.                                   13-3868906
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                               WC, AF, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                            Delaware

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                              0
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                    1,300,000
     OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                         0
   REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                               1,300,000

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                         1,300,000

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                  2.8%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              OO

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                        Page 9 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            ALFRED D. KINGSLEY
               S.S. OR I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                               PF, AF, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                       United States

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                         20,000
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                    5,188,600
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                    20,000
    REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                               5,188,600

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                         5,208,600

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                 11.2%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              IN

----------------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------                       -------------------------------------------------
           CUSIP No. 86736F106                                13D                                       Page 10 of 16 Pages
----------------------------------------------------                       -------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------

       1       NAME OF REPORTING PERSON                                            GARY K. DUBERSTEIN
               S.S. OR I.R.S. IDENTIFICATION NO.
               OF ABOVE PERSON

----------------------------------------------------------------------------------------------------------------------------------

       2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:                                                 (a) [x]
                                                                                                                 (b) [_]

----------------------------------------------------------------------------------------------------------------------------------

       3       SEC USE ONLY

----------------------------------------------------------------------------------------------------------------------------------

       4       SOURCE OF FUNDS:                                                                               PF, AF, OO

----------------------------------------------------------------------------------------------------------------------------------

       5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e):                                                                        [_]

----------------------------------------------------------------------------------------------------------------------------------

       6       CITIZENSHIP OR PLACE OF ORGANIZATION:                                                       United States

----------------------------------------------------------------------------------------------------------------------------------

    NUMBER OF                7         SOLE VOTING POWER:                                                              0
     SHARES
                        ----------     -------------------------------------------------------------------------------------

  BENEFICIALLY               8         SHARED VOTING POWER:                                                    5,188,600
    OWNED BY
                        ----------     -------------------------------------------------------------------------------------

      EACH                   9         SOLE DISPOSITIVE POWER:                                                         0
    REPORTING
                        ----------     -------------------------------------------------------------------------------------

   PERSON WITH              10         SHARED DISPOSITIVE POWER:                                               5,188,600

----------------------------------------------------------------------------------------------------------------------------------

       11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING
               PERSON:                                                                                         5,188,600

----------------------------------------------------------------------------------------------------------------------------------

       12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES:                                                                                       [_]

----------------------------------------------------------------------------------------------------------------------------------

       13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11):                                                 11.1%

----------------------------------------------------------------------------------------------------------------------------------

       14      TYPE OF REPORTING PERSON:                                                                              IN

----------------------------------------------------------------------------------------------------------------------------------


         This Amendment No. 2 ("Amendment No. 2") amends the Statement on
Schedule 13D (the "Schedule 13D") filed on July 31, 1998, as amended by Amendment No. 1 filed on October 9, 1998, filed by and on behalf of Greenway Partners, L.P. ("Greenway"), Greentree Partners, L.P. ("Greentree"), Greenhouse Partners, L.P. ("Greenhouse"), Greenhut, L.L.C. ("Greenhut"), Greenbelt Corp. ("Greenbelt"), Greensea Offshore, L.P. ("Greensea"), Greenhut Overseas, L.L.C. ("Greenhut Overseas"), Alfred D. Kingsley ("Kingsley") and Gary K. Duberstein ("Duberstein")(collectively, the "Reporting Persons"). Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Schedule 13D.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Since the filing of Amendment No. 1 to the Schedule 13D, Greenway purchased an aggregate of 435,000 Shares for total consideration (including brokerage commissions) of $3,685,003 derived from capital of Greenway and margin indebtedness from Bear Stearns & Co. Inc. and Salomon Smith Barney.

         Since the filing of Amendment No. 1 to the Schedule 13D, Greentree purchased an aggregate of 65,500 Shares for total consideration (including brokerage commissions) of $695,281 derived from capital of Greentree and margin indebtedness from Bear Stearns & Co. Inc.

         Since the filing of Amendment No. 1 to the Schedule 13D, Greensea purchased an aggregate of 240,500 Shares for total consideration (including brokerage commissions) of $2,423,219 derived from capital of Greensea and margin indebtedness from Bear Stearns & Co. Inc.

         Since the filing of Amendment No. 1 to the Schedule 13D, accounts managed by Greenbelt purchased an aggregate of 439,000 Shares for total consideration (including brokerage commissions) of $4,385,500 derived from capital in the managed accounts and margin indebtedness from Bear Stearns & Co. Inc.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         (a) As of the date of this Statement, the Reporting Persons beneficially owned in the aggregate 5,208,600 Shares constituting 11.2% of the outstanding Shares (the percentage of Shares owned being based upon 46,557,297 Shares outstanding on June 14, 1999, as set forth in the Company's quarterly report on Form 10-Q for the quarterly period ended May 1, 1999). The Reporting Persons may be deemed to have direct beneficial ownership of Shares as follows:

                                                           Approximate
                                Number of                 Percentage of
         Name                     Shares               Outstanding Shares
         ----                     ------               ------------------

         Greenway               1,300,000                     2.8%
         Greentree                228,000                     0.5%
         Greensea               1,300,000                     2.8%
         Greenbelt              2,360,600                     5.1%
         Kingsley                  20,000                     0.0%

         Greenhouse, as the general partner of Greenway, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greenway may be deemed to possess direct beneficial ownership. Each of Messrs. Kingsley and Duberstein, as general partners of Greenhouse, may be deemed to beneficially own Shares which Greenhouse may be deemed to beneficially own. Each of Messrs. Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

         Greenhut, as the general partner of Greentree, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greentree may be deemed to possess direct beneficial ownership. Each of Messrs. Kingsley and Duberstein, as members of Greenhut, may be deemed to beneficially own Shares which Greenhut may be deemed to beneficially own. Each of Messrs. Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

         Greenhut Overseas, as the investment general partner of Greensea, may be deemed to own beneficially (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) Shares which Greensea may be deemed to possess direct beneficial ownership. Each of Messrs. Kingsley and Duberstein, as members of Greenhut Overseas, may be deemed to beneficially own Shares which Greenhut Overseas may be deemed to beneficially own. Each of Messrs. Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

         Greenbelt has direct beneficial ownership of the Shares in the accounts that it manages. In addition, Greenbelt is the investment advisor for Greenland Investment Company Limited, a Cayman Islands company ("Greenland"). In such capacity, Greenbelt has the right to vote and direct the disposition of the 600,000 Shares held by Greenland and, consequently, has direct beneficial ownership of such Shares. Each of Messrs. Kingsley and Duberstein, as executive officers and directors of Greenbelt, may be deemed to beneficially own Shares which Greenbelt beneficially owns. Each of Messrs. Kingsley and Duberstein disclaims beneficial ownership of such Shares for all other purposes.

         (b) Greenway has the sole power to vote or direct the vote of 1,300,000 Shares and the sole power to dispose or to direct the disposition of such Shares. Greenhouse and Messrs. Kingsley and Duberstein may be deemed to share with Greenway the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

         Greentree has the sole power to vote or direct the vote of 228,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut and Messrs. Kingsley and Duberstein may be deemed to share with Greentree the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

         Greensea has the sole power to vote or direct the vote of 1,300,000 Shares and the sole power to dispose or direct the disposition of such Shares. Greenhut Overseas and Messrs. Kingsley and Duberstein may be deemed to share with Greensea the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

         Greenbelt has the sole power to vote or direct the vote of 2,360,600 Shares held in managed accounts and by Greenland and the sole power to dispose or direct the disposition of all such Shares. Messrs. Kingsley and Duberstein may be deemed to share with Greenbelt the power to vote or to direct the vote and to dispose or to direct the disposition of such Shares.

         Kingsley has the sole power to vote or direct the vote of 20,000 Shares and the sole power to dispose or direct the disposition of such Shares.

         (c) Information concerning transactions in the Shares by the Reporting Persons during the past sixty days is set forth in Exhibit 5 attached hereto, which is incorporated herein by reference.

         (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Shares, except the dividends from, or proceeds from the sale of Shares in each respective account managed by Greenbelt or held by Greenland will be delivered into each such respective account or Greenland, as the case may be. Neither any such individual account nor Greenland has an interest in more than five percent of the class of outstanding Shares.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         The following Exhibit is filed herewith:

         5. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days or since the filing of Amendment No. 1 to the Schedule 13D, whichever is less.





             [The remainder of this page intentionally left blank.]

                                   SIGNATURES

         After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information contained in this Statement is true, complete and correct.

Dated:   September 9, 1999


GREENHOUSE PARTNERS, L.P.                 GREENWAY PARTNERS, L.P.

                                          By:   Greenhouse Partners, L.P., its
                                                  general partner
By:  /s/ Gary K. Duberstein
   ----------------------------------
   Gary K. Duberstein, general            By:   /s/ Gary K. Duberstein
   Partner                                   -----------------------------------
                                             Gary K. Duberstein, general
                                               partner


GREENHUT, L.L.C.                          GREENTREE PARTNERS, L.P.

                                          By:   Greenhut, L.L.C., its general
                                                  partner
By: /s/ Gary K. Duberstein
   ----------------------------------
   Gary K. Duberstein, Member             By: /s/ Gary K. Duberstein
                                             -----------------------------------
                                             Gary K. Duberstein, Member


GREENHUT OVERSEAS, L.L.C.                 GREENSEA OFFSHORE, L.P.

                                          By:   Greenhut Overseas, L.L.C., its
                                                investment general partner
By: /s/ Gary K. Duberstein
   ----------------------------------
   Gary K. Duberstein, Member
                                          By: /s/ Gary K. Duberstein
                                             -----------------------------------
                                             Gary K. Duberstein, Member


                                          GREENBELT CORP.

                                          By: /s/ Alfred D. Kingsley
                                             -----------------------------------
                                             Alfred D. Kingsley, President


                                          /s/ Alfred D. Kingsley
                                          --------------------------------------
                                          Alfred D. Kingsley


                                          /s/ Gary K. Duberstein
                                          --------------------------------------
                                          Gary K. Duberstein

                                  EXHIBIT INDEX



   EXHIBIT NO.                                DESCRIPTION
   -----------                                -----------

        5. Information concerning transactions in the Shares effected by the Reporting Persons in the last sixty days or since the filing of Amendment No. 1 to the
                           Schedule 13D, whichever is less.